Exhibit 99.1
Company Contact:
Eileen Bergin
Investor Relations
Tel: (732) 499-7200 ext. 2515
NORTHFIELD BANCORP, INC.
ANNOUNCES STOCK REPURCHASE PROGRAM
AVENEL, N.J., October 27, 2010 (GLOBE NEWSWIRE) — Northfield Bancorp, Inc. (the “Company”) (NasdaqGS:NFBK-News), the holding company for Northfield Bank announced that on October 27, 2010, the Board of Directors of the Company authorized a stock repurchase program pursuant to which the Company intends to repurchase up to 2,177,033 shares, representing approximately 5% of its outstanding shares. The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity and capital requirements, and alternative uses of capital. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes. The Company anticipates conducting such repurchases in accordance with a Rule 10b5-1 trading plan.
About Northfield Bancorp, Inc.
Northfield Bancorp, Inc. is the federally chartered stock holding company for Northfield Bank. Northfield Bank was organized in 1887 and operates 19 offices in the New York Counties of Richmond (Staten Island) and Kings (Brooklyn) and the New Jersey Counties of Union and Middlesex. For additional information about Northfield Bancorp, Inc. or Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.